EXHIBIT 10.1

First Amendment
to the
FIRST INDUSTRIAL REALTY TRUST, INC.
2014 STOCK INCENTIVE PLAN
(amended and restated as of December 1, 2018)

Whereas, First Industrial Realty Trust, Inc. (the “Company”) maintains the First Industrial Realty Trust, Inc. 2014 Stock Incentive Plan (amended and restated as of December 1, 2018) (the “Plan”);
Whereas, pursuant to Section 13 of the Plan, the Board of Directors of the Company (the “Board”) has reserved to itself the power, authority and discretion to amend the Plan from time-to-time;
Whereas, the Board has determined that it is in the best interest of the Company to amend the Plan in order to increase the number of shares of Company stock reserved for issuance under the Plan; and
Whereas, the Board has duly authorized the undersigned officer to carry out the foregoing.
            Now, therefore, effective as of February 27, 2020, subject to approval of this First Amendment by the Company’s shareholders, the Plan be and hereby is amended in the following particulars:
1.         Section 3(a) shall be deleted and replaced with the following new paragraph:
            Shares Issuable.  Subject to adjustment as provided in Section 3(d) below, the maximum number of shares of Stock reserved and available for issuance under the Plan shall be the original three million six hundred thousand (3,600,000) reserved upon adoption of the Plan, plus an additional two million, seven hundred fifty thousand (2,750,000) shares reserved pursuant to the First Amendment of the Plan, adopted February 27, 2020, for a total of six million three hundred fifty thousand (6,350,000) shares (all of which may be issued through Incentive Stock Options), plus any shares of Stock that are covered under a Prior Plan award that otherwise would become available for reuse under the Prior Plan following the Effective Date due to forfeiture, expiration, cancellation or the like.  For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated shall not be deemed to have been issued and shall be added back to the shares of Stock available for issuance under the Plan; provided, however, that any shares (i) tendered to pay the exercise price of an Award or (ii) withheld for taxes by the Company or an Affiliate or a Subsidiary will not be available for future issuance under the Plan.  Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company.  Subject to adjustment as provided in Section 3(d) below, with respect to Performance Share Awards, Restricted Stock Awards, Restricted Stock Unit Awards and LTIP Unit Awards the maximum number of shares of Stock subject to such Awards shall be six million three hundred fifty thousand (6,350,000).
2.         In all other respects the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer this 27th day of February, 2020.
              First Industrial Realty Trust, Inc.

/s/ Jennifer Matthews Rice
By: Jennifer Matthews Rice
Its: General Counsel and Secretary